Exhibit 9b


             FUND ACCOUNTING SERVICES AGREEMENT

                     AMENDED SCHEDULE A

                     THE HOMESTATE GROUP


             PORTFOLIO LISTING AND FEE SCHEDULE



                      PORTFOLIO LISTING

           THE HOMESTATE PENNSYLVANIA GROWTH FUND

           THE HOMESTATE SELECT OPPORTUNITIES FUND

                 THE YEAR 2000 ("Y2K") FUND



                        FEE SCHEDULE

For the services Rodney Square provides under the Fund
Accounting Services Agreement dated November 20, 1995, The
HomeState Group (the "Trust") on behalf of the Portfolios listed above agrees to pay Rodney Square an Annual Fund
Accounting Fee per Portfolio equal to the following:

     Year One
     --------
          $45,000 for the initial Portfolio (The HomeState
           Pennsylvania Growth Fund) assets up to $50 million, and $40,000 for each additional Portfolio's assets up to
		   $50 million, plus;
          0.03% of each Portfolio assets of $50 million to
           $100 million, plus;
          0.02% of each Portfolio assets in excess of $100
           million; and
          * less $5,000 for The HomeState Pennsylvania
            Growth Fund.


     Year Two
     --------
          *$5,000 for The HomeState Pennsylvania Growth Fund, plus $45,000 for each Portfolio's assets up to $50 million, plus; 0.03% of each Portfolio's assets of $50 million to $100
		   million, plus;
          0.02% of each Portfolio's assets in excess of $100 million.


This accounting fee shall be pro rated and payable monthly as soon as practicable after the last day of each month based on the average of the daily net assets of each Portfolio listed below, as determined at the close of business on each day throughout the month.


Out of pocket expenses shall be reimbursed by the Trust to
Rodney Square or paid directly by the Trust.
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LIQUIDATED DAMAGES
------------------

Upon the termination of the Accounting Services Agreement within the initial three (3) year term by the Trust or the Trust's Board of Trustees, the Trust shall pay to Rodney
Square six (6) months of base fees in liquidated damages with respect to each Portfolio.
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